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                        [LOGO OF EASTGROUP PROPERTIES]

                             300 ONE JACKSON PLACE
                            188 EAST CAPITOL STREET
                        JACKSON, MISSISSIPPI 39201-2195

                                                                 March 27, 1998

To the Shareholders of Meridian Point Realty Trust VIII Co.

  Enclosed is a Supplement dated March 27, 1998 to our Offer to Purchase dated February 23, 1998. The enclosed Supplement provides you with additional disclosure regarding the Offer and related transactions. Also enclosed is Meridian's Amended and Restated Solicitation/Recommendation Statement on
Schedule 14D-9. THE OFFER PRICE OF $8.50 PER MERIDIAN COMMON SHARE AND $10.00 PER MERIDIAN PREFERRED SHARE HAS NOT CHANGED.

  We have extended the Offer so that the Expiration Date will be April 17, 1998. Please review the enclosed information. If you then desire to withdraw your shares, see Section 3 ("Withdrawal Rights") in the Offer to Purchase. IF YOU HAVE ALREADY VALIDLY TENDERED YOUR MERIDIAN SHARES AND DO NOT WISH TO CHANGE YOUR DECISION AFTER REVIEW OF THE ENCLOSED INFORMATION, NO FURTHER ACTION IS REQUIRED ON YOUR PART. YOUR EXISTING TENDER WILL REMAIN EFFECTIVE WITHOUT ANY FURTHER ACTION BY YOU.

  If you have any questions, please call our Information Agent, Beacon Hill Partners, Inc., at 1-800-755-5001.

                                          EASTGROUP PROPERTIES, INC.